Exhibit 23.5

March 18, 2013

Montage Technology Group Limited

Room A1601, Technology Building

900 Yi Shan Road, Xuhui District

Shanghai, 200233 People’s Republic of China

Mr. Howard Yang:

We, IHS iSuppli Corporation, hereby consent to the use of IHS iSuppli’s name and inclusion of information found in and derived from our report entitled “China Digital STB Market Forecast and Detail Analysis of Chipset Market Share”, which you commissioned us to prepared, in (i) a registration statement on Form S-1 (the “Registration Statement”) to be filed by Montage Technology Group Limited (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the Company’s initial public offering, (ii) any other future filings by the Company with the SEC, including future registration statements and filings on Form 20-F or Form 6-K or other SEC filings, and (iii) the Company’s websites, investor relations presentations and other marketing materials.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement. Our contact information and address are: 1700 East Walnut Avenue, Suite 600, El Segundo, California, 90245, USA (Tel: +1-310-524-4007).

Very truly yours,

/s/ Kevin Wang
Kevin Wang, Director China Research, Electronics Supply Chain, IHS Global Products & Services